UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2012

OCTAGON 88 RESOURCES, INC.
Exact name of registrant as specified in its charter

Nevada	000-53560	26-2793743
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Riedstrasse 68, Volketswil, Switzerland	8604
(Address of principal executive offices)	(Zip Code)

011-41-79-262-3749
Registrant’s telephone number, including area code

Stolzestrasse 23, Zurich, Switzerland, 8006
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5. CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Resignation of Officer and Director

On May 5, 2012, Philip Thomann resigned as Chief Executive Officer, President, Secretary, Treasurer, Chief Financial Officer and Director of Octagon 88 Resources, Inc. (the “Company”).   Mr. Thomann did not resign due to any dispute or disagreement with the Company.

Appointment of Officer and Director

On May 9, 2012, the Board of Directors appointed Mr. Moufid Makhoul as Chief Executive Officer, President, Secretary, Treasurer, Chief Financial Officer and Director of the Company.

Moufid Makhoul - Chief Executive Officer, President, Secretary, Treasurer, Chief Financial Officer and Director

Mr. Makhoul is an entrepreneur who has been self-employed as a business consultant for the past 18 years.   He is currently the principle consultant to Zentrum Energie Trust AG a Zug based energy trust.

He is also a shareholder and director and officer of a private company, Renja Beauty Salon GmbH, a beauty salon which is managed by his wife.

He is not currently an officer or director of any other reporting issuers.

Mr. Makhoul currently holds no other positions with the Company. There is no arrangement or understanding pursuant to which Mr. Makhoul was appointed as the President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer of the Company. Mr. Makhoul has no family relationships with any other executive officers or directors of the Company or persons nominated or chosen by the Company to become directors or executive officers. There is no material plan, contract or arrangement (whether or not written) to which Mr. Makhoul is a party or in which he participates that is entered into or material amendment in connection with the Company’s appointment of Mr. Makhoul, or any grant or award to Mr. Makhoul or modification thereto, under any such plan, contract or arrangement in connection with the Company’s appointment of Mr. Makhoul. Furthermore, the Company is not aware of any transaction requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OCTAGON 88 RESOURCES, INC.

Dated: May 15, 2012	By:	/s/ Moufid Makhoul
	Name:	Moufid Makhoul
`	Title:	Chief Executive Officer